AMENDMENT NUMBER 1 TO
THE STRATEGIC ALLIANCE AGREEMENT
This Amendment Number 1 to the Strategic Alliance Agreement (this “Amendment”) is made and entered into as of August 29, 2014, by and among Clinical Reference Laboratory, Inc., a Kansas corporation (“Buyer”), Hooper Holmes, Inc., a New York corporation (“HH”), Heritage Labs International, LLC, a Kansas limited liability company (“HLI”), and Mid-America Agency Services, Incorporated, a Nebraska corporation (“MAS” and, together with HH and HLI, the “Sellers”).
Recitals
WHEREAS, Buyer and the Sellers are parties to that certain Strategic Alliance Agreement, dated as of April 16, 2014 (the “Strategic Alliance Agreement”). All capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Strategic Alliance Agreement.
WHEREAS, the Parties desire to modify certain provisions of the Strategic Alliance Agreement in the manner set forth below.
NOW, THEREFORE, in accordance with Section 13.7 of the Strategic Alliance Agreement, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:
1.Closing Date. The Closing Date shall be August 31, 2014.
2.Effective Time. The definition of “Effective Time” in Section 1.1(ll) of the Strategic Alliance Agreement is hereby deleted and replaced in its entirety with the following:
“‘Effective Time’” means 11:59 p.m. on the Closing Date.”
3.Consideration.
(a)    The definition of Net Cash Consideration in Section 2.3 of the Strategic Alliance Agreement is hereby amended to mean Three Million Five Hundred Thirty-Nine Thousand Two Hundred and Three dollars ($3,539,203).
(b)    Section 2.7(b)(i) of the Strategic Alliance Agreement is deleted in its entirety and hereby replaced in its entirety as follows:
“An amount equal to the Net Cash Consideration less $250,000 (the “SAA Closing Payment”) by wire transfer to an account or accounts specified by Sellers (such account or accounts shall be specified in a writing delivered to Buyer at least three (3) Business Days before the Closing Date); provided, however, that, for purposes of the foregoing, no later than one (1) Business Day prior to Closing, Buyer shall deliver an amount equal to the SAA

Closing Payment to Lathrop & Gage LLP, as escrow agent (the “Escrow Agent”), who shall serve as escrow agent and hold such amount, and shall deliver to Sellers an amount equal to the SAA Closing Payment, pursuant to the terms of an escrow agreement among Sellers, Buyer and the Escrow Agent (the “Escrow Agreement”). On the Closing Date, subject to the satisfaction or waiver of all conditions precedent set forth in Article 7 of the Strategic Alliance Agreement, Buyer shall provide the Escrow Agent with irrevocable written instructions to release an amount equal to the SAA Closing Payment to Sellers upon the opening of business on the first Business Day after the Closing Date.”
4.Agreement with Respect to Lab Assets.
(a)Identification of Qualified Lab Assets. Notwithstanding the provisions of Section 2.1(a) of the Strategic Alliance Agreement, none of the Qualified Lab Assets (as defined below) shall be sold, conveyed, assigned, transferred or delivered to Buyer at the Closing of the Strategic Alliance Agreement. The sale, conveyance, assignment, transfer and delivery of the Qualified Lab Assets shall be governed by the provisions contained in this Section 4. For purposes hereof, the term “Qualified Lab Assets” shall mean (i) any and all of the Assets set forth on Part 2.1(a) identified under the “Department” column as “LAB” and (ii) any and all of the seven (7) items of equipment contained on page 8 (in Part 2.1(a)) of the Disclosure Schedule.
(b)The Qualified Lab Assets Services. During the period beginning immediately after the Closing of the Strategic Alliance Agreement until the QLA Closing (as defined below) (the “QLA Term”):
(i)Upon notice by Buyer, Buyer may utilize HLI as a testing lab for specimens exclusively related to HH’s H&W Business. HLI shall provide Buyer reasonable access to the Qualified Lab Assets at HLI’s existing Olathe, KS laboratory (the “Lab”), including, upon prior notice to HLI from Buyer, after normal business hours if necessary, for purposes of conducting testing or related activities that Buyer reasonably deems to be necessary to be conducted in the Lab, and
(ii)HLI shall maintain its existing CLIA and CAP licenses in connection with the Lab (clauses (i) and (ii), together, the “Services”). Sellers shall cooperate with Buyer upon the QLA Closing with respect to any change of ownership filings desired by Buyer concerning such licenses. For the avoidance of doubt, during the QLA Term, neither HH nor HLI shall utilize or operate the Qualified Lab Assets for purposes other than the Services or as directed by Buyer.
(c)Escrow. The Parties hereby appoint Lathrop & Gage LLP (the “Escrow Agent”) to serve as escrow agent during the QLA Term. No later than one (1) Business Day prior to the Closing of the Strategic Alliance Agreement, Buyer shall deposit

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$250,000 (the “Escrow Amount”) in escrow with the Escrow Agent, to be held in escrow for the benefit of Buyer, and such Escrow Amount shall be released, under the terms and conditions set forth in the Escrow Agreement, (i) to Sellers upon the QLA Closing; and (ii) to Buyer if the QLA Closing does not occur on or before October 31, 2014.
(d)Consideration for Services Rendered Herein. During the QLA Term, in consideration of and contingent upon Sellers’ provision of the Services as provided herein, Buyer shall pay to Sellers an operating charge equal to $2,914.06 per day for each day Buyer utilizes HLI to perform lab testing or for any related activities (for the avoidance of doubt, such per diem shall not apply to days where Buyer is solely performing maintenance on the Qualified Lab Assets). For the avoidance of doubt, Buyer shall be responsible for appropriate staffing of the Lab and any and all operating, materials and labor costs and expenses associated with such lab testing, maintenance and related activities.
(e)Maintenance of the Qualified Lab Assets. During the QLA Term:
(i)    Except as provided in clause (ii) below and subject to Section 4(f) below, Sellers shall continue to perform their pre-Closing obligations under the Strategic Alliance Agreement with respect to the Qualified Lab Assets (including, without limitation, their obligations under Section 5.2 of the Strategic Alliance Agreement); and
(ii)    Buyer shall (A) maintain, on a timely basis, any controls necessary to operate analyzers or other Lab equipment and (B) be fully responsible for any and all costs and expenses associated with the timely maintenance of any controls necessary to operate analyzers or other Lab equipment.
(f)Indemnification by Buyer. If Buyer causes any damage (excluding normal wear and tear) while on the Lab premises, including any such damage arising from the maintenance or use of the Qualified Lab Assets, Buyer shall promptly restore or repair the premises and/or Qualified Lab Assets to its condition immediately prior to such damage. Buyer will indemnify Sellers for any Damages, costs or expenses incurred by Sellers as a result of Buyer’s, Buyer’s employees’, agents’ or representatives’ presence in the Lab and activities conducted while on the Lab premises including, without limitation, any Damages, costs or expenses incurred by HLI as a result of any laboratory tests performed by HLI pursuant to this Amendment or any other staffing, maintenance or related activities performed by Buyer, its employees, agents or representatives.
(g)Closing of the Qualified Lab Assets. The sale, conveyance, assignment, transfer and delivery of the Qualified Lab Assets to Buyer (the “QLA Closing”) shall be contingent upon the satisfaction or waiver of the conditions to Closing set forth in Sections 7.1, 7.2, 7.4, 7.5, 8.1, 8.2 and 8.4 of the Strategic Alliance Agreement, as they apply to the Qualified Lab Assets, and shall take place two (2) Business Days after Sellers’ receipt of written notice from Buyer stating its intention to close on the Qualified Lab Assets or, if the Parties agree to another date in writing, then on such other mutually

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agreed upon date, but in no event shall the QLA Closing occur after October 31, 2014. At the QLA Closing:
(iii)    Sellers shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof: (A) a bill of sale for all of the Qualified Lab Assets, substantially in the form of the Bill of Sale delivered by Sellers at the Closing, duly executed by Sellers; and (B) a certificate executed by Sellers as to the accuracy of their representations and warranties as required under Section 7.1 and as to their compliance with and performance of their covenants and obligations as required under Section 7.2 (in each case extended through, and as of, the date of the QLA Closing as they pertain to the Qualified Lab Assets); and
(iv)    Buyer shall deliver to the Escrow Agent written instructions to release the Escrow Amount to Sellers.
(h)Use of HLI Name. Section 5.9 of the Strategic Alliance Agreement is amended to the extent necessary to permit HLI to continue to use the HLI name for such period as the HLI laboratory remains operational pursuant to this Section 4, but in no event shall HLI use the HLI name after October 31, 2014. HLI shall cease using the HLI name as of the first date after the QLA Closing, and HLI shall thereupon amend its Governing Documents and take all other actions necessary to change its name to a name that is sufficiently dissimilar to its present name, in Buyer’s judgment, to avoid confusion. Notwithstanding the foregoing, Sellers shall be permitted to use the HLI name for historical purposes.
(i)Removal of the Lab Equipment. Within seven (7) days after the QLA Closing, Buyer shall remove, at its sole cost and expense, the Qualified Lab Assets from Sellers’ Lab premises.
5.Administrative Services SOW. Each of Sections 5.14 and 6.4 of the Strategic Alliance Agreement is deleted and replaced in its entirety with the word “Omitted.”
6.License Agreement. Exhibit 5.15 to the Strategic Alliance Agreement (the Form of License Agreement) is deleted and replaced in its entirety with Exhibit A annexed hereto.
7.Electronic Copy of the Data Room. Section 2.7(a)(vi) of the Strategic Alliance Agreement is amended to the extent necessary to permit and obligate Sellers to deliver to Buyer an electronic copy of the Data Room, as it exists as of the Closing, within five (5) Business Days after the Closing Date (rather than as of the Closing Date).
8.Sellers’ Good Standing Certificates. Section 7.3(c) of the Strategic Alliance Agreement is amended to the extent necessary to permit and obligate Sellers to deliver to Buyer, at or before the Closing, Good Standing Certificates dated as of a date not earlier than ten (10) calendar days before the Closing (rather than Good Standing Certificates dated as of a date not earlier than the third Business Day before the Closing).

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9.Sellers’ Termination of Employment of all Hired Active Employees. Section 10.1(b)(ii) of the Strategic Alliance Agreement is amended to the extent necessary to permit and obligate Sellers to terminate the employment of all Hired Active Employees simultaneously with the Closing (rather than immediately before the Closing).
10.Contribution Agreement.
(a)    Buyer and HH are parties to that certain Access and Confidentiality Agreement, dated as of August 5, 2014, by and among Portamedic, Inc., Buyer and HH (the “Access Agreement”). Buyer and HH hereby agree that, to the extent either of them has paid or is obligated to pay to any “APPS Indemnitees” an amount of “Losses” (as those terms are defined in the Access Agreement), and such amount is in excess of their relative fault (as determined between Buyer and HH by their mutual agreement or, in the absence of such agreement, by an arbitrator pursuant to the provisions of subsection (b) below), the under-paying party shall contribute to the over-paying party an amount such that, upon receipt of such contribution, both Buyer and HH shall have paid amounts in proportion to their relative fault. Such obligation shall exist without regard to which party or parties the claim by Portamedic, Inc. or any APPS Indemnitee is made against.
(b)    In the event that Buyer and HH are unable to mutually agree upon their degrees of relative fault with respect to any Losses in respect of the Access Agreement within thirty (30) days after either Buyer and/or HH has paid or became obligated to pay to any APPS Indemnitee any such Losses, both parties hereby agree to submit the matter of determining their relative fault to final and binding arbitration under the then existing Commercial Arbitration Rules of the American Arbitration Association. Arbitration proceedings will be held in a mutually agreeable location in the Kansas City metropolitan area. Buyer and HH agree to negotiate in good faith and jointly choose a disinterested arbitrator to preside over the arbitration. In no event may any person financially interested in the SAA, this Amendment, the LLASA or any party to those agreements serve as an arbitrator. The costs of the arbitration and the fees of the arbitrator shall be borne equally between Buyer and HH. The decision of the arbitrator will be final and conclusive and binding on all of the parties, and judgment thereon may be entered in any court of competent jurisdiction.
11.HH E-Mail. Prior to or at Closing, CRL shall provide HH with a list of email addresses/accounts that need to have forward function placed on them from their native hooperholmes.com domain email address to a designated crlcorp.com email address. HH agrees to take such action and will forward all emails received by those e-mail addresses, as reasonably set out by CRL. HH shall, within three (3) Business Days after Closing, export all e-mail records related to the Business into the CRL email system through a mutually agreeable protocol.
12.Billing Cutoff. For purposes of invoicing customers for services the following rules shall apply:
(a)    For laboratory services, HH shall invoice and be entitled to payment for services performed on all specimens received at HLI on or before August 29, 2014. CRL

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shall invoice and be entitled to payment for services performed by HLI on all specimens received at CRL on or after August 30, 2014.
(b)    For non-laboratory services, HH shall invoice and be entitled to payment for all cases where the date on which all services for the case have been completed and delivered to the customer (the “Fulfillment Date”) occurs on or before the Closing Date. CRL shall invoice and be entitled to payment for all cases where the Fulfillment Date is after the Closing Date.
13.Amendment to Section 11.5 of the Strategic Alliance Agreement. Section 11.5 of the Strategic Alliance Agreement is deleted in its entirety and hereby replaced in its entirety as follows:
“Limitation on Amounts. Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2 until the total of all Damages with respect to such matters exceed Fifty Thousand Dollars ($50,000) (after which point Sellers will be liable for only those Damages in excess of $50,000); provided, however that the maximum aggregate of all amounts for which the Buyer Indemnified Persons shall be entitled shall in no event exceed an amount equal to twenty-five percent (25%) of the Net Cash Consideration. However, the limitations set forth in this Section 11.5 will not apply (a) in the event of fraud, (b) to inaccuracies and/or breaches of any Fundamental Representation, (c) to any Seller’s willful breach of the covenants contained in ARTICLE 5; (d) to any Seller’s obligations under Section 10.6, or (e) to any Seller’s obligations under Section 11.2(c), (d), (j) or (k).”
14.Ratification of the Strategic Alliance Agreement. Except as expressly modified by this Amendment, all other terms, conditions, covenants and obligations of the Strategic Alliance Agreement shall remain in full force and effect.
15.Entire Agreement. The Strategic Alliance Agreement (including all schedules and exhibits thereto), as modified by this Amendment, constitutes the entire agreement among the Parties with respect to the subject matter thereof and hereof and supersedes all prior agreements and understandings among the Parties, oral or written, with respect to the subject matter thereof and hereof.
16.Execution of this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signature delivered by facsimile or PDF will be sufficient for all purposes among the Parties.
[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Buyer:	Sellers:
CLINICAL REFERENCE LABORATORY, INC.	HOOPER HOLMES, INC.
By: /s/ John R. Martin Name: John R. Martin Title: EVP, CAO	By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: President & CEO
HERITAGE LABS INTERNATIONAL, LLC
By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: President & CEO
MID-AMERICA AGENCY SERVICES, INCORPORATED
By: /s/ Henry E. Dubois Name: Henry E. Dubois Title: President & CEO

[Signature Page to Amendment Number 1 to the Strategic Alliance Agreement]

EXECUTION VERSION

Exhibit A
Form of License Agreement
(see attached)

LICENSE AGREEMENT
THIS LICENSE AGREEMENT (this “Agreement”), dated as of August 31, 2014, by and between HERITAGE LABS INTERNATIONAL, LLC, a Kansas limited liability company with an address at 560 N. Rogers Road, Olathe KS 66062 (the “Licensor”), and CLINICAL REFERENCE LABORATORY, INC., a Kansas corporation with an address at 8433 Quivira Road, Lenexa, KS 66215 (the “Licensee”).
RECITALS
WHEREAS, the Licensor is the original owner and developer of the reference commonly referred to as the Laboratory Information Management System (the “Software”), which Software is utilized to enter, aggregate and report laboratory and other operating information for the Licensor’s Health & Wellness Business (the “Business”) and the Heritage Labs International Business (the “HLI Business”);
WHEREAS, under Section 2.1(e) of that certain Strategic Alliance Agreement (the “Strategic Alliance Agreement”) dated as of April 16, 2014, by and among Hooper Holmes, Inc., the parent company of the Licensor and a New York corporation, the Licensor, Mid-America Agency Services, Inc., a Nebraska corporation, and the Licensee, Licensor (and others as described therein, collectively, the “Sellers”) are selling to the Licensee, contemporaneously with the execution and delivery of this Agreement,
“all data and Records related to the operations of the Business, including client and customer lists and Records, customer samples and related Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(k)”
(capitalized terms in the foregoing quote have them meanings set forth in the Strategic Alliance Agreement) (collectively, the “Data”);
WHEREAS, Section 2.1(e) of the Strategic Alliance Agreement further provides that despite the sale of the Data to Licensee, Sellers (as defined therein, including Licensor) may retain, subject to their confidentiality obligations under the Strategic Alliance Agreement,
“archival and production copies of any such data and Records, including but not limited to the archival and production copy of the data as of the Closing contained in the software system commonly known as the Laboratory Information Management System (the “LIMS Data”)”.
Such copies of data and Records retained by Sellers under Section 2.1(e) of the Strategic Alliance Agreement, which include the databases referred to as “HLabs_Production” and “HLabs_History” (databases that contain certain kits and labs information directly related to the HLI Business and, for purposes hereof, have been redacted to contain only certain pertinent life insurance information), are referred to in this Agreement as the “Database Copy”); and

WHEREAS, the Licensor desires to grant to the Licensee, and the Licensee desires to obtain from the Licensor, an exclusive license to use the Software, solely in accordance with the terms and on the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1. GRANT OF RIGHTS IN THE SOFTWARE.
1.1    License.
1.1.1    The Licensor hereby grants, and the Licensee hereby accepts, subject to the terms and conditions of this Agreement, a “read only”, exclusive (other than as to Licensor and its affiliates), and perpetual license to use the Software and the Software Materials (the “License”) in the normal course of business of the Licensee for a period of five (5) years (subject to Section 9 below).
1.1.2    Except for this License and the rights granted to Licensee under this Agreement, the Licensor hereby retains all of its right, title and interest in and to: (1) the copyright for the Software; (2) all manuals, instruction materials, specifications, explanations or guides, and any other related materials pertaining to the Software that are furnished to the Licensee by the Licensor in connection with the Software and relevant to the HLI Business (the “Software Materials”); and (3) all copies of the Software and Software Materials delivered to the Licensee or made by the Licensee in its use of the Software.
1.2    Sublicense. No license to sublicense the Software or any portion thereof is granted to Licensee hereunder, provided, that Licensee may sublicense the Software to any of its affiliates.
2.    DELIVERY, INSTALLATION AND SUPPORT OF THE SOFTWARE.
2.1    Delivery. Upon the execution of this Agreement, or shortly thereafter, the Licensor shall deliver to the Licensee: one (1) “read only” copy of the Software licensed hereunder and one (1) “read only” copy of the Software Materials. The Software shall be delivered in physical format or as a download using File Transfer Protocol (“FTP”). The Software Materials shall be delivered in removable media format, hard copy, or as a download using FTP.
2.2    Installation. The Licensee shall be responsible for the installation of the Software.
2.3    Support. Licensor shall use commercially reasonable efforts to maintain the Software on Licensor’s servers during the Term. Licensee acknowledges that the Software is being licensed to Licensee on an “as is” basis and that Licensor shall not have any obligation to maintain or repair the Software, other than consistent with Licensor’s internal use thereof.
3.    DELIVERY OF THE UPDATED DATABASE COPY.
3.1    Delivery. Licensor shall, between the twentieth (20th) and thirtieth (30th) days following the closing of the transactions contemplated by the Strategic Alliance Agreement, deliver to the Licensee one (1) updated copy of the Database Copy in either removable media format or as a download using FTP.

4.    RESPONSIBILITIES OF THE LICENSEE.
4.1    General Use of Software. The Licensee shall use the Software in accordance with the Licensor’s written recommendations regarding operating procedures, audit controls, accuracy and security of input and output of data, restart and recovery routines, and any other procedures necessary for the Licensee’s intended use of the Software.
4.2    Modifications to the Software. The Licensor shall have the exclusive right to modify and enhance the Software, and the Licensee hereby agrees that it will not reverse engineer, decompile or disassemble the Software, or make any modifications or enhancements thereto, without the express written consent of the Licensor. Notwithstanding the foregoing, any modifications or enhancements to the Software made by the Licensee after having obtained the express written consent of the Licensor shall be deemed the exclusive property of the Licensor (and thereafter be part of the Software), and the Licensee hereby agrees to provide to Licensor, without charge, any such modification or enhancement and take any and all steps necessary to transfer and assign any and all rights to such modifications or enhancements to the Licensor.
4.3    Use of Software by Employees. The Licensee is responsible for ensuring that its employees are at all times educated and trained in the proper use and operation of the Software in accordance with the Licensor’s written recommendations and that the Software is used in accordance with the Software Materials.
5.    LICENSE FEE AND PAYMENT.
5.1    License Fee. The License shall be royalty free.
5.2    Taxes and Other Charges. The Licensee shall be responsible for paying all (i) sales, use, excise, value-added, or other tax or governmental charges imposed on the licensing or use of the Software and the Software Materials hereunder and (ii) freight, insurance and installation charges.
6.    PROPRIETARY RIGHTS.
6.1    Ownership. The Software, the Software Materials and all copyright, patent, trade secret, trademark and other proprietary or intellectual property rights of any kind arising therein, and in all other written or oral information provided by the Licensor to the Licensee for the purposes of this Agreement, including any Licensee modifications or enhancements to the Software, as specified in Section 4.2, are and shall remain the exclusive property of the Licensor.
6.2    Infringement of Rights. The Licensee shall notify the Licensor immediately if the Licensee becomes aware of any unauthorized use or infringement of the whole or any part of the Software or Software Materials by any person or entity. If the Software or the Software Materials may have violated a third party’s intellectual property rights, the Licensor shall either modify them or obtain a license to allow for continued use, or, if these alternatives are not commercially reasonable, the Licensor may terminate the Licenses for the Software and the Software Materials, in whole or in part, as necessary.
7.    CONFIDENTIALITY.
7.1    Acknowledgement. Licensee hereby acknowledges and agrees that the Software and the Software Materials constitute and contain valuable proprietary products and trade secrets of Licensor, embodying substantial creative efforts and confidential information, ideas, and expressions. Accordingly,

Licensee agrees to treat (and take precautions to ensure that its employees and consultants treat) the Software and the Software Materials as confidential in accordance with the confidentiality requirements and conditions set forth below.
7.2    Maintenance of Confidential Information. Supplemental to the confidentiality provisions set forth in the Strategic Alliance Agreement (and not in lieu thereof), each party agrees to keep confidential all confidential information disclosed to it by the other party in accordance herewith, and to protect the confidentiality thereof in the same manner it protects the confidentiality of similar information and data of its own (at all times exercising at least a reasonable degree of care in the protection of confidential information); provided, however, that neither party shall have any such obligation with respect to use by or disclosure to others not parties to this Agreement of such confidential information as can be established to: (a) have been known publicly; (b) have been known generally in the industry before communication by the disclosing party to the recipient; (c) have been known otherwise by the recipient before communication by the disclosing party; or (d) have been received by the recipient without any obligation of confidentiality from a source (other than the disclosing party) lawfully having possession of such information.
7.3    Injunctive Relief. Licensee acknowledges that the unauthorized use, transfer or disclosure of the Software or the Software Materials or copies thereof will: (a) substantially diminish the value to Licensor of the Software, the Software Materials, trade secrets and other proprietary interests that are the subject of this Agreement; (b) render Licensor’s remedy at law for such unauthorized use, disclosure or transfer inadequate; and (c) cause irreparable injury in a short period of time. If Licensee breaches any of its obligations with respect to the use or confidentiality of the Software, the Software Materials, trade secrets and other proprietary interests that are the subject of this Agreement, Licensor shall be entitled to equitable relief to protect its interests therein, including, but not limited to, preliminary and permanent injunctive relief.
8.    REMEDIES; WARRANTIES.
8.1    Licensee’s Sole Remedy. Notwithstanding anything to the contrary contained in this Agreement but subject to Section 6.2, the Licensor’s entire liability and the Licensee’s sole remedy hereunder, at the Licensor’s option, shall be to repair or replace the Software. The Licensor’s obligations with respect to such remedies shall be contingent on the Licensee’s use of the Software in accordance with this Agreement and in accordance with the Licensor’s instructions as provided by the Licensor in the Software Materials as such instructions may be amended, supplemented, or modified by the Licensor in writing to Licensee from time to time. The Software will be warranted in accordance with Section 7.2 below. Notwithstanding the preceding, the Licensor shall have no obligations with respect to any failures of the Software which are the result of accident, abuse, misapplication, extreme power surge or extreme electromagnetic field. Except in the case of third party claims of infringement under Section 10 below, the Licensor shall not be liable for any loss-of-profit, indirect, special, incidental, punitive or consequential damages, whether based on breach of contract, tort (including negligence), product liability, or otherwise, and whether or not Licensor has been advised of the possibility of such damages.
8.2    DISCLAIMER OF WARRANTIES. THE LICENSOR WARRANTS THAT THE SOFTWARE WILL SUBSTANTIALLY PERFORM AS STATED IN THIS AGREEMENT AND THE SOFTWARE MATERIALS WILL NOT INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. EXCEPT AS SET FORTH IN THE PRECEDING SENTENCE, THERE ARE NO OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE OR THE SOFTWARE MATERIALS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED

TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THE LICENSOR HAS BEEN INFORMED OF SUCH PURPOSE, OR ANY WARRANTIES THAT THE SOFTWARE AND THE SOFTWARE MATERIALS ARE OR WILL BE UNINTERRUPTED, ERROR-FREE, OR VIRUS-FREE.
9.    TERMINATION
9.1    Termination.
9.1.1    The Licenses will automatically terminate upon the earlier of (i) the five-year anniversary of the date of this Agreement; provided, however, that the term of the Licenses shall automatically renew at the end of the initial five (5) year term (and at the end of any subsequent renewal term) for an additional five (5) years as long as Licensor or any of its affiliates supports the Software.
9.1.2    Licensee shall have the right to purchase the Software (including the object code, source code and all related documentation and other Software Materials) from Licensor for $1.00 cash if: (i) Licensor provides written notice that Licensor intends to cease supporting the Software at a date specified therein, (ii) Licensor (or any of its affiliates) ceases to support the Software in accordance with this Agreement, (iii) this Agreement expires or is terminated for any reason, or (iv) Licensor ceases its business, becomes insolvent or files for protection under any bankruptcy or insolvency law (or has any such proceeding filed against it). Licensee shall exercise such purchase option, if at all, (A) within the fifteen (15) days after receiving Licensor’s written notice (or, if such notice specified a later date for such cessation of support, by such later date), in the case of clause (i) above, (B) within fifteen (15) days after becoming aware of any circumstance described in clause (ii), (iii) or (iv) above, by written notice to Licensor. Upon receiving Licensee’s notice of exercise, Licensor shall promptly deliver the Software (including the object code and source code therefor), together with all such documentation and Software Materials, to Licensee, free and clear of all liens and encumbrances.
9.1.3    The Licensor may terminate the Licenses (A) in the event Licensee fails to make timely notice of its intention to purchase the Software in accordance with Section 9.1.2, if a triggering event described in clause (i), (ii), (iii) or (iv) of Section 9.1.2 has occurred or (B) as provided in Section 9.2 in the event that the Licensee breaches any provision of this Agreement without Licensee’s cure as provided in Section 9.2.
9.1.4    The provisions of Sections 6, 7, 8, 9, 10, 11, 13, 14, 15 and 16 shall survive any such termination of the Licenses. Upon termination of the Licenses, except as specifically provided herein, each party shall be responsible for its costs, fees and charges incurred through the date of termination.
9.2    Effective Date of Termination. Termination of the Licenses due to a breach of Section 1 (Grants of Rights in the Software), Section 6 (Proprietary Rights) or Section 7 (Confidentiality) shall be effective on notice of termination. In all other cases, termination shall be effective thirty (30) days after notice of termination to the Licensee if the defaults have not been cured within such thirty (30) day period.
9.3    Licensee Obligations on Termination. Within ten (10) days after termination of the License, the Licensee shall cease and desist all use of the Software and Software Materials and shall destroy all full or partial copies of the Software and Software Materials in the Licensee’s possession or under its control. The Licensor shall have a reasonable opportunity to conduct an inspection of the

Licensee’s place of business to assure compliance with the terms of this Section 9.3; provided, however, that the Licensor provide the Licensee with notice forty-eight (48) hours prior to such inspection. Upon request, the Licensee shall execute an affidavit stating that all Software and Software Materials and copies thereof have been destroyed in accordance with this Agreement.
10.    INDEMNIFICATION.
10.1    The Licensor shall indemnify, defend and hold harmless the Licensee and its affiliates, and all of their respective officers, agents, employees and representatives, from and against all claims, demands and causes of action arising from and actual or alleged infringement by the Software or the Software Materials on the intellectual property rights of any third party.
10.2    The Licensee shall indemnify and hold harmless the Licensor and its affiliates, and all of their officers, agents, employees and representatives, from and against any claims, demands, or causes of action whatsoever, including without limitation those caused by, or arising out of, or resulting from, this Agreement or the use of the Software by the Licensee or its affiliates, or any of their officers, agents, employees or representatives, except to the extent covered by Licensor’s indemnity hereunder.
10.3    In no event shall Licensor’s or Licensee’s liability under this Section 10 exceed 25% of the Net Cash Consideration (as such term is defined in the Strategic Alliance Agreement; provided, such liability cap shall not apply with respect to the liabilities described in the last sentence of Section 11.5 of the Strategic Alliance Agreement; and provided further, that in no event shall either party be entitled to recover for the same loss or damage under both the Strategic Alliance Agreement and this Agreement.
11.    NOTICES.
All notices, authorizations, and requests in connection with this Agreement shall be deemed given (i) five (5) days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) one (1) day after being sent by overnight courier, charges prepaid, with a confirming fax; and addressed as first set forth above or to such other address as the party to receive the notice or request so designates by written notice to the other.
12.    NON-ASSIGNABILITY.
Neither the Licensee nor the Licensor shall assign this Agreement or its rights hereunder without the prior written consent of the other party. Notwithstanding the preceding, each party may assign this Agreement to an affiliate or a purchaser of such party’s business or assets, including by merger, consolidation or other reorganization or combination, without the consent of the other party.
13.    GOVERNING LAW.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Kansas, without giving effect to principles of conflicts of laws.
14.    WAIVER OF REMEDIES.
No waiver of any rights arising under this Agreement shall be effective unless in writing and signed by a duly authorized signatory of the party against whom the waiver is to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement (except as expressly provided herein) shall operate as a waiver of any such right, power or remedy.

15.    SEVERABILITY.
If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be deemed modified to the extent necessary to allow enforcement and the remaining provisions shall remain in full force and effect.
16.    MISCELLANEOUS.
This Agreement and its exhibits contain the entire understanding and agreement between the parties respecting the subject matter hereof. In the event of a dispute arising hereunder, the non-prevailing party shall be responsible for the costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute. This Agreement may not be supplemented, modified, amended, released or discharged except as provided in Section 9 hereof or otherwise by an instrument in writing signed by each party’s duly authorized representative. All captions and headings in this Agreement are for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. Any waiver by either party of any default or breach hereunder shall not constitute a waiver of any provision of this Agreement or of any subsequent default or breach of the same or a different kind. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission shall be binding to the same extent as an original signature page.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this License Agreement as of the date first set forth below.

LICENSOR:
HERITAGE LABS INTERNATIONAL, LLC

By: ________________________________
Name:
Title:

LICENSEE:
CLINICAL REFERENCE LABORATORY, INC.

By: _______________________________
Name:
Title: